[Logo]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                           Open Letter to Stockholders

     BROOMFIELD,   Colo.,  June  18,  2001  --  The  following  open  letter  to
stockholders   was   released   today  by  James  Q.  Crowe,   CEO  of  Level  3
Communications, Inc. (Nasdaq:LVLT):

Dear fellow stockholders:

     As you know from my past communications, during the last few years I have been selling a small percentage of my Level 3 shares in daily transactions in order to diversify my investments and to pay down personal debt, which I originally incurred to buy Level 3 shares. I made these sales by depositing stock in an irrevocable trust and instructing the trustee to sell a fixed amount of shares, regardless of the stock price, in the public stock market.

     I believed that announcing my plans in advance and using an irrevocable trust would help assure our stockholders that I wasn't selling shares based on knowledge about the company's prospects that they didn't have. I also believed that, since the sales represented a relatively small percentage of my holdings, stockholders would be reassured as to my commitment to the company it is my privilege to lead.

     However, since I started my program of stock sales, conditions in our industry have changed in a way that many observers believe is unprecedented. This, of course, is no news to you; it is the subject of daily discussion in virtually every news and media outlet.

     In addition, many of our investors have communicated to me their concern that my sales, as well as sales by other senior executives, while perhaps well intentioned, have added to the negative sentiment about our company and have caused some to question our confidence in the company's future.

     Given these facts, effective with the close of trading on June 22, 2001, Kevin J. O'Hara, our President and COO; Sureel A. Choksi, our CFO; and Walter Scott, Jr., our Chairman of the Board of Directors; and I have agreed not to sell shares of common stock of the company until further notice.
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     With respect to my existing irrevocable trust, the trustee has indicated to me that he would discontinue sales until further notice. The balance of the remaining, unsold shares will stay in the irrevocable trust.

     In conjunction with today's stock sale suspension announcement, Walter Scott, through a partnership controlled by him and certain members of his family, has agreed to purchase from me, in a private transaction, approximately
2.95 million shares of common stock. The shares purchased by the Scott partnership will also be subject to Mr. Scott's agreement not to sell.

     I intend to use the proceeds from this transaction to repay the pre-existing debt obligations that I have been satisfying in part with my prior stock sales. It is also the intent of my transaction with the Scott partnership to permit me not to have to sell any additional shares of Level 3 stock in order to satisfy debt obligations. I expect to complete this transaction by June 22, 2001. The transaction will also increase the stake of Mr. Scott and his family interests in Level 3, and are evidence of his continuing confidence in Level 3.

     Sales by the executives listed above occurring prior to June 22, 2001 will be reported on an SEC Form 4 filing on or about July 10, 2001. I hope that this reminder will avoid any confusion, and make it clear that any reported sales occurred prior to the effective date of this announcement.

Forward Looking Statement

     Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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